Exhibit 10.1

Broker Energy Agreement

Redacted

This Channel Partner Agreement (the “Agreement”) is entered into this ____ day of _____________, 2015 by and between ABC Supplier Energy LLC, a Delaware Limited Liability Company (ABC Supplier), and ________________________________ (“Channel Partner”).

WHEREAS, ABC Supplier is a provider of energy management services, including demand management services and energy efficiency services (collectively referred to herein as “Services”), together with the retail supply of electricity and natural gas (collectively referred to herein as “Supply Services”); and,

WHEREAS, Channel Partner acts a representative for potential customers to obtain Services and Supply Services from vendors such as ABC Supplier;

WHEREAS, Channel Partner has agreed to present ABC Supplier’s offer for Services and/or Supply Services to Customers represented by Channel Partner (each, a “Customer,” and, collectively, the “Customers”); and

NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein, and for other good and valuable consideration, the receipt, sufficiency and adequacy of which are hereby acknowledged, the parties agree as follows:

1. Channel Partner’s Responsibilities. Channel Partner shall submit all Customer information requested by ABC Supplier in order to present Customer with ABC Supplier’s most suitable product offerings.

Term. The term of this Agreement shall be one (1) year, commencing on the executed date above, and expiring one (1) year after execution of the Agreement (the “Term”); provided that Channel Partner shall be bound by the terms hereof with respect to any Customer who enters into an agreement with ABC Supplier (the “Customer Agreement”) during the Term, through and including the expiration or earlier termination of such Customer Agreement. This Channel Partner Agreement shall automatically renew for consecutive one--year terms unless terminated pursuant to Section 14 or notices given to Channel Partner five (5) days prior to the expiration of the term.

2. Compensation. As compensation in full for the performance of any services by Channel Partner in accordance with this Agreement, ABC Supplier shall pay to the Channel Partner the commissions set forth in the Contract Submission Form, and approved by ABC Supplier, (the “Contract Submission Form”), substantially in the form of Exhibit A attached hereto. The Contract Submission Form may be modified at any time by ABC Supplier. Commission Limits, attached hereto as Exhibit B, outline maximum commission amounts by classification and may be changed, for future deals, at any time by ABC Supplier. Channel Partner shall be paid compensation for the Services and Supply secured by Channel Partner for Customer in accordance with the terms of the current agreement between Channel Partner and ABC Supplier at the time of customer executing the agreement. In the event that an agreement between Channel Partner and ABC Supplier is not in effect for the Services and Supply Services secured by Channel Partner for Customer, Channel Partner shall be paid all compensation owed by ABC Supplier at the time the agreement is terminated, in accordance with the terms attached in Exhibit C.

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(a) If a Customer becomes past due and is terminated for nonpayment or Customer’s account is assigned to ABC Supplier’s Collections or Legal Departments, all Channel Partner commissions for that Customer shall be suspended until such time as Customer is in good standing with ABC Supplier. Commission payments of a residual nature occur monthly on the 15th of each month and are subject to a monthly minimum accrual amount of $500. Commissions owed to a Channel Partner of less than $500 will be held by ABC Supplier and accrue until the commissions owed to that Channel Partner meets or exceeds the $500 threshold, at which time they will be distributed to Channel Partner in accordance with standard ABC Supplier practices. Only “active” Channel Partners, as defined in Sub Section C, are eligible to receive commissions.

(b) If a customer contract is found to be altered in any way by either the Customer or Channel Partner, no commission will be paid on the customer account to the Channel Partner.

(c) Channel Partner must submit a new deal or “active re--enrollment or renewal” every ninety (90) days to remain an ‘active’ Channel Partner. For the purposes of this agreement, “active re-- enrollment or renewal” means obtaining a customer’s specific authorization to extend or renew the Customers Agreement with ABC Supplier to provide “services” or “supply.”

3. Independent Contractor. Channel Partner is and shall remain an independent contractor and shall not be an employee of ABC Supplier. Nothing in this Agreement is intended to imply a joint venture, partnership, association principal--Channel Partner, employer--employee, or fiduciary relationship between ABC Supplier and Channel Partner. Channel Partner will be responsible for all taxes owed or amounts paid under this Agreement. Channel Partner shall not have the authority to bind ABC Supplier in any way and shall not make any representations to the contrary. Channel Partner does not act in the capacity of a third--party Marketing Representative on behalf of ABC Supplier.

4. Territory. This Agreement does not confer on Channel Partner exclusive representation of ABC Supplier in any territory, and ABC Supplier may appoint other employees, consultants or Channel Partners in the same, or any other, territory.

5. Representations and Warranties. Channel Partner represents and warrants to ABC Supplier as follows:

(a)	The information supplied by Channel Partner to ABC Supplier is accurate, complete and correct.
(b)	Channel Partner shall not engage in any activity that involves a conflict of interest with ABC Supplier or any of its Customers, whether or not willful, which has a substantial adverse effect on ABC Supplier or any of its Customers.
(c)	In the event that Channel Partner is an entity, Channel Partner is duly organized, validly existing and in good standing under the laws of the jurisdiction of its formation, and has the legal right, power and authority to conduct its business and execute and perform its obligations hereunder.
(d)	Channel Partner has never been (i) a shareholder, member, or partner in an entity which was finally adjudicated to be bankrupt or insolvent or for which a general assignment for the benefit of creditors was made; (ii) convicted for any crime or misdemeanor; (iii) the subject of an investigation by any state, federal or other governmental or quasi--governmental agency based on an alleged violation of its laws, rules or regulations; or (iv) involved in any other action or proceeding which could have any adverse effect on ABC Supplier or ABC Supplier’s business, or performance by Channel Partner under this Agreement.
(e)	Channel Partner shall at all times comply with any and all laws, rules, regulations, guidelines, and
requirements	related to the sale of the Services or Supply Services.
(f)	Channel Partner agrees to abide by all policies, practices, procedures and guidelines adopted by ABC Supplier.

6. Confidentiality and Non--Solicitation.

(a)	Channel Partner agrees to not divulge or communicate to any person or entity (other than to a person bound by confidentiality obligations similar to those contained herein) or use to the detriment of the Company or for the benefit of any other person or entity, any such data or information.
(b)	Channel Partner agrees that he or she will not, during the effective period of this agreement and for a period of twenty--four (24) months following the termination of this agreement, solicit, induce or otherwise interfere with ABC Supplier’s relationship with its’ employees, consultants, agents, Channel Partners or representatives.
(c)	Channel Partner agrees that he or she will not, for his or her own account or for the account of any other person or entity, interfere with the Company's relationships with any of its customers currently under contract, for the duration of the contract.
(d)	Channel Partner acknowledges that a violation of this Section could cause irreparable injury to the Company which would be difficult or impossible to measure and agrees that money damages for any breach thereof will be an inadequate remedy and that, therefore, the Company shall be entitled, in addition to money damages, to specific performance, injunction and/or any other mode of equitable relief to enforce its rights hereunder.

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7. Publicity. No informational material, advertising circulars, radio or television broadcast or otheradvertising shall be published or circulated by Channel Partner without ABC Supplier’s prior written consent.

8. Conduct of Business. Channel Partner’s conduct shall be fair, honest, lawful and courteous, and shall not adversely affect the business, goodwill, or reputation of ABC Supplier.

9. Assignment. This agreement is freely transferrable and assignable by ABC Supplier to any future successor or assign, as determined by ABC Supplier. Channel Partner shall not assign, delegate, subcontract or otherwise transfer this Agreement or any of its rights or obligations without the written approval of ABC Supplier or ABC Supplier’s assignees or successors. Any attempt to do so without the approval of ABC Supplier shall be void. Upon assignment of this agreement to ABC Supplier, the commission structure will change, as indicated in Section 3 of this agreement.

10. Indemnification. Channel Partner (in this context, the “indemnifying party”) agrees to indemnify, defend and hold ABC Supplier and its members, managers, officers, directors, employees, consultants and/or Channel Partners (in this context, the “indemnified party”) harmless from any and all claims, actions, damages, liabilities, costs and expenses, including reasonable attorneys’ fees and expenses arising out of or relating to this Agreement (including any schedules or exhibits hereto) with respect to (i) any and all acts or omissions of the indemnifying party occurring prior to the effective date of this Agreement, (ii) actions or positions taken by the indemnifying party, whether prior to or during the term of this Agreement, which are relied upon by the indemnified party or which form the basis for any services of the indemnified party hereunder, (iii) any indemnifying party instruction, approval, election, decision, action, inaction, breach, omission or nonperformance relating to the Agreement, or (iv) any information or data provided to the indemnified party.

11. Non--Waiver and Severability. No act of forbearance or toleration on the part of ABC Supplier in favor of Channel Partner with respect to any provision of this Agreement, either expressed or implied, shall be construed as a waiver by ABC Supplier of any of its rights hereunder. If any provision of this Agreement is found to be invalid or unenforceable, the remaining provisions of this Agreement shall continue to be binding and of full force and effect.

12. Suspension. ABC Supplier reserves the right to suspend all or any part of Channel Partner’s activities under this Agreement, if Channel Partner has breached or appears to have breached, in ABC Supplier’s reasonable opinion, any provision set forth in this Agreement. ABC Supplier will notify Channel Partner in writing of any suspension or subsequent reinstatement.

13. Termination. This Agreement shall only be terminated with cause. Upon the termination of this Agreement with cause, no commissions or other compensation or allowances, accrued or otherwise, shall be payable to Channel Partner. For the purposes of this Agreement, the term “with cause” is defined as any violation by Channel Partner of the terms of this Agreement including, but not limited to, failure to maintain an active status or act in non--compliance with any State or Federal regulation.

14. Captions. The captions and sub--captions contained in this Agreement are for the purpose of convenience and shall not be construed as limiting or expanding the provisions hereof.

15. Governing Law; Construction. This Agreement shall be construed in accordance with the laws of the State of New York, without giving effect to any conflicts of law principles that might otherwise be applicable.

16. Notices. All notices required or permitted by this Agreement shall be in writing and may be delivered in person or may be sent by registered, certified or express mail, with postage prepaid, return receipt requested, via overnight delivery by a reputable courier, or may be transmitted by facsimile, addressed as follows:

If to ABC Supplier:	If to Channel Partner:

ABC Supplier Energy

Attention: __________	Attention:__________
Telephone:__________ Facsimile: XXX-XXX-XXXX	Telephone:__________ Facsimile: XXX-XXX-XXXXX

Or to such other address as shall, from time to time, be supplied in writing by any party to the other. Notice sent by registered, certified or express mail, post--paid, with return receipt requested, addressed as above provided, shall be deemed given three (3) days after deposit of same in the United States mail. If any notice is sent via facsimile, the same shall be deemed served or delivered within forty--eight (48) hours after the transmission thereof. If the notice is sent via overnight courier, the same shall be deemed served or delivered within thirty--six (36) hours of deposit with such overnight courier. Any notice or other document sent or delivered in any other manner shall be effective only if and when received.

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17. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which, when taken together, shall constitute one and the same instrument, binding on the parties, and the signature of any party to any counterpart shall be deemed a signature to, and may be appended to, any other counterpart.

18. Further Assurances. The parties hereto agree that they will cooperate with each other and will execute and deliver, or cause to be delivered, all such other instruments, and will take all such other actions, as either party hereto may reasonably request from time to time in order to effectuate the provisions and purposes hereof.

19. Entire Agreement. This Agreement, together with any and all exhibits or schedules hereto, supersede all previous agreements, any oral representations or understandings, and constitute the entire agreement between the parties.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date and year first above written.

ABC SUPPLIER ENERGY, a State Limited Liability Corporation	CHANNEL PARTNER:

Signed:__________	Signed:__________
Name:___________	Name:___________
Title: ___________	Title: ___________

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Exhibit A – Contract Submission Form

(Contract Submission Form Attached in Email)

Exhibit B – Commission Maximum by Product

Payments to Channel Partner shall at no time exceed the listed amount or a 1:1 split will apply

ABC Supplier Product:	Residual Fees:
Electricity Supply	$0.005/kWh
Natural Gas Supply	$0.05/therm

*From time to time, ABC Supplier may distribute FACT SHEETS that will define new product offerings and any commission structure incentives or variations pertaining to that new product or any existing product.

Contact Information:

Channel Partner Company Name:
Channel Partner Contact Person:
Channel Partner Address:

Channel Partner Contact Phone:
Channel Partner Phone (2):
Channel Partner Fax:
Channel Partner Email Address:
Channel Partner Email Address (2):
Channel Partner Tax ID:
Channel Partner Bank Institution:
Account Number:
Routing Number: *
Channel Partner's ABC Supplier Energy Contact:
State(s) Channel Partner Will Be Marketing:

*Please attach a photocopy of a voided check to ensure proper payment processing.

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Exhibit C – Payment Terms

AMOUNT: The amount to be paid by ABC Supplier Energy to Channel Partner shall be determined by applying the following calculation to the Broker Fee Rate provided for in Attachment B, the Customer Addition Addendum.

CALCULATION OF FEE: Broker Fee Rate multiplied by the Customer’s actual monthly number of therms/kWh of consumption as determined by the Customer’s applicable local distribution utility company (“LDC”); provided that ABC Supplier Energy reserves the right, at its sole option, to calculate the current Fee (or to adjust the current Fee based upon a reconciliation with a previous Fee payment) using the number of therms/kWh actually consumed, billed to, and/or the amount actually collected from, Customers during a payment period; and provided further that ABC Supplier Energy reserves the right to withhold payment of the final Broker's Fee until payment is tendered in full to ABC Supplier Energy or the LDC carrier (whichever applies)and all consumption data relating to such payment has been received by ABC Supplier Energy, not to exceed 90 days from contract termination.

PAYMENT SCHEDULE: Commissions are paid only after customer has remitted payment to ABC Supplier Energy or the LDC carrier (whichever applies). Commission payments are subject to meter read, start dates, payment terms, billing cycles and receipt of payment, therefore, it may take 45--60 days to receive commission payments after enrollment of a customer.

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